Business Combination Between Jesup & Lamont, Inc. and Tri-Artisan Capital Partners, LLC
Non-binding Summary of Principal Terms

Consideration offered to Tri-Artisan (“TACP”) Unitholders

Jesup & Lamont (“JLI”) Common Shares	25 million common shares

JLI Series H Perpetual Preferred Shares

Amount	$15.74 million Face Value

Dividend	5% Dividend, payable annually in arrears, in cash, additional Preferred Shares or common shares at the discretion of Company

Voting	Series H preferred shareholders vote on all matters with holders of common shares on an as-converted basis

Conversion	Convertible at option of Holder at any time at $0.75 per common share

Mandatory Conversion	Mandatory conversion if JLI common shares trade above $1.00 per share for 20 of 30 consecutive trading days

Corporate Structure / Governance

Corporate Name	Jesup Lamont TriArtisan, Inc.

Stock Exchange Listing	ASE

Broker Dealer Name	Jesup Lamont TriArtisan Securities, Inc.

State of Incorporation (new)	Delaware

Tri-Artisan Partners Europe	Left outstanding as 45% owned subsidiary

Executive Officers of Jesup Lamont TriArtisan

Chairman	Steve Rabinovici

Co-Chief Executive Officers	Alan Weichselbaum
Gerald H. Cromack

Chief Financial Officer	Alan Weichselbaum

General Counsel	Todd Zuckerbrod

President and CEO of Broker Dealer	James Fellus

President and CEO of Merchant Bank	Rohit Manocha

Executive Committee of Jesup Lamont TriArtisan

Role	Empowered to make all major Firm decisions under the direction of the Board

Members	Rabinovici, Weichselbaum, Fellus, Cromack, Manocha

Voting Trust

Shares Covered	All shares voted by Executive Committee members or their affiliates – whether owned at closing of transaction or subsequently

Voting	All shares held in voting trust will be voted in accordance to direction taken by Executive Committee.

Duration	Five years from closing of merger

Acquisition Voting
Rabinovici, Weichselbaum, Fellus, Cromack and Manocha agree to vote all of the respective voting securities owned or controlled by them in favor of a transaction, once definitive documentation is executed

Board of Directors	Two nominated from each of JLI and TACP insiders plus four independent directors, also nominated two each from JLI and TACP

Capital Raise	As a condition to closing, incremental equity capital will be required to be raised in an amount to be specified in definitive agreements

Non-Binding
This term sheet is not, and shall not be construed to be, a binding agreement between the parties or any person or entity with respect to the subject matter hereof, and no obligations are created pursuant to this term sheet.  A binding agreement will not occur and no obligations shall be created between or among the parties hereto unless and until the parties hereto have executed definitive documents in form and substance satisfactory to the parties in their sole discretion.

Tri-Artisan Capital Partners, LLC	Jesup & Lamont, Inc.
Agreed to by:	Agreed to by:

/s/ Gerald H. Cromack	/s/ Steve Rabinovici
Gerald H. Cromack	Steve Rabinovici

/s/ Rohit Manocha	/s/ Alan Weichselbaum
Rohit Manocha	Alan Weichselbaum

This day of:	This day of:

February 11, 2010	February 11, 2010
Date	Date